Exhibit 21.1

SUBSIDIARIES OF PATRIOT NATIONAL, INC.

NAME OF SUBSIDIARY[1]	JURISDICTION OF INCORPORATION/ORGANIZATION
Patriot Services, Inc.	Delaware
Contego Services Group, LLC[2]	Delaware
Contego Recovery, LLC	Delaware
Contego Investigative Services, Inc.	Delaware
Patriot Recovery Services, Inc.	Delaware
Patriot Technology Solutions, Inc.[3]	Delaware
Decision UR, LLC[4]	California
Patriot Captive Management, Inc.	Delaware
Patriot Captive Management (Cayman), Ltd.	Cayman Islands
Patriot Captive Management (Bahamas), Ltd.	Bahamas
Patriot Risk Services, Inc.	Delaware
Patriot Claim Services, Inc.	Delaware
Patriot Care, Inc.	Delaware
Patriot Care Holdings, Inc.	Delaware
Patriot Care Services, Inc.	Delaware
Patriot Care Management, Inc.	Delaware
Forza Lien, Inc.	Delaware
Patriot Underwriters, Inc.	Delaware
Patriot Legal Services, Inc.	Delaware

[1]	Patriot National, Inc. owns, directly or indirectly, 100% of its subsidiaries with the exception of Contego Services Group, LLC and Decision UR, LLC.
[2]	Patriot Services, Inc. owns 97% of Contego Services Group, LLC. Steven M. Mariano maintains a 3% membership interest in Contego Services Group, LLC.
[3]	Carrier and Technology Solutions, Inc. changed its name to Patriot Technology Solutions, Inc. on February 3, 2015.
[4]	Patriot Technology Solutions, Inc. owns 98.8% of Decision UR, LLC. Kevin Hamm maintains a 1.2% membership interest in Decision UR, LLC.